                                                                        EX-99.12

                                [            , 2001]



Board of Trustees
Brinson Managed Investments Trust
51 West 52nd Street
New York, New York   10019-6114

Board of Trustees
The Brinson Funds
209 South LaSalle Street
Chicago, Illinois   60604-1295

     RE: AGREEMENT AND PLAN OF REORGANIZATION DATED ____________, 2001 (THE "PLAN"), MADE BY BRINSON MANAGED INVESTMENTS TRUST (A MASSACHUSETTS BUSINESS TRUST) (THE "PAINEWEBBER TRUST"), ON BEHALF OF ITS SERIES, PAINEWEBBER HIGH INCOME FUND (THE "ACQUIRED FUND"), AND THE BRINSON FUNDS (A DELAWARE BUSINESS TRUST) (THE "TRUST"), ON BEHALF OF ITS SERIES, THE HIGH YIELD FUND (THE "ACQUIRING FUND")


Ladies and Gentlemen:

                  You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund and the Acquiring Fund, which will consist of: (i) the acquisition by the Trust on behalf of the Acquiring Fund of substantially all of the property, assets and goodwill of the Acquired Fund, in exchange solely for shares of beneficial interest, $0.001 par value, of (a) Class A shares of the Acquiring Fund ("Acquiring Fund Class A Shares"), (b) Class B shares of the Acquiring Fund ("Acquiring Fund Class B Shares"), (c) Class C shares of the Acquiring Fund ("Acquiring Fund Class C Shares"), and (d) Class Y shares of the Acquiring Fund ("Acquiring Fund Class Y Shares") (together, the "Acquiring Fund Shares"), and the assumption by the Trust on behalf of the Acquiring Fund of all of the liabilities of the Acquired Fund; (ii) the distribution, by the Acquired Fund, of (a) the Acquiring Fund Class A Shares to the shareholders of Class A shares of the Acquired Fund, (b) the Acquiring Fund Class B Shares to the shareholders of the Class B shares of the Acquired Fund, (c) the Acquiring Fund Class C Shares to the shareholders of Class C shares of the Acquired Fund, and (d) the Acquiring Fund Class Y Shares to the shareholders of Class Y shares of the Acquired Fund, according to their respective interests in complete liquidation of the Acquired Fund; and (iii) the subsequent dissolution of the Acquired Fund, as soon as is practicable after the closing date (the "Reorganization"), all upon and subject to the terms and conditions of the Plan.

                  In rendering our opinion, we have reviewed and relied upon:
(a) the Plan, dated ____________, 2001, made by Brinson Managed Investments Trust on behalf of the Acquired Fund and by The Brinson Funds on behalf of the Acquiring Fund; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Special Meeting of Shareholders of the Acquired Fund held on __________, 2001; (c) certain representations concerning the Reorganization made to us by Brinson Managed Investments Trust and The Brinson Funds in a letter dated __________, 2001 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.

         For purposes of this opinion, we have assumed that the Acquired Fund, on the closing date of the Reorganization, satisfies, and immediately following the closing date, the Acquiring Fund will satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

         Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and The Commonwealth of Massachusetts, the Plan and the Representation Letter, it is our opinion that:

         1. The acquisition by the Acquiring Fund of substantially all of the assets and the assumption of the liabilities of the Acquired Fund in exchange for the Acquiring Fund Shares, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of
Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to and the assumption of its liabilities by the Acquiring Fund in exchange solely for the Acquiring Fund Shares (including fractional shares) under Section 361(a) and Section 357(a) of the Code.

         3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares (including fractional shares) under Section 1032(a) of the Code.

         4. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares (including fractional shares) to its shareholders in complete liquidation of the Acquired Fund under Section 361(c)(1) of the Code.

         5. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of these assets to the Acquired Fund immediately prior to the closing date of the Reorganization under Section 362(b) of the Code.

         6. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund under Section 1223(2) of the Code.

         7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their shares of the Acquired Fund (the "Acquired Fund Shares") for the Acquiring Fund Shares (including fractional shares), under Section 354(a) of the Code.

         8. The basis of the Acquiring Fund Shares (including fractional shares) received by the shareholders of the Acquired Fund will be the same as the basis of the Acquired Fund Shares (including fractional shares) exchanged therefor under Section 358(a)(1) of the Code.

         9. The holding period of the Acquiring Fund Shares (including fractional shares) received by the shareholders of the Acquired Fund will include the holding period of the Acquired Fund Shares (including fractional shares) surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the closing date of the Reorganization, under Section 1223(1) of the Code.

         10. The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (the "Treasury Regulations"), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

         Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this opinion.

         Our opinion is conditioned upon the performance by the Acquiring Fund and the Acquired Fund of their undertakings in the Plan and the Representation Letter. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

         This opinion is being rendered to the Acquiring Fund and the Acquired Fund, and may be relied upon only by such funds and the shareholders of each.


                                    Very truly yours,

                                    STRADLEY, RONON, STEVENS & YOUNG, LLP


                                    By: ______________________________________